                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT

The Board of Directors JABIL CIRCUIT,INC.


We consent to the incorporation by reference in the registration statement (No. 33-63820) on Form S-8 of Jabil Circuit, Inc. of our report dated October 3, 1997, relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended August 31, 1997, which report appears in the August 31, 1997 annual report on Form 10-K of Jabil Circuit, Inc.


                                          /s/ KPMG Peat Marwick LLP
                                          -------------------------

St. Petersburg, Florida
November 26, 1997